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                                                                    EXHIBIT 99.1
CONTACT:
at Navigant International:    at Financial Relations Board:
Robert C. Griffith            Don Markley (general information)
Chief Financial Officer       Tara Cameron (analysts)
(303) 706-0778                (415) 986-1591


FOR IMMEDIATE RELEASE


              NAVIGANT INTERNATIONAL COMPLETES THE ACQUISITION OF
              ARRINGTON TRAVEL CENTER, INC. AND ATLAS TRAVEL, LTD. Acquisitions Establish Presence in Chicago and Expand Position in Houston


DENVER, CO; JULY 29, 1998 -- Navigant International, Inc. (Nasdaq: FLYR), one of the largest suppliers of corporate travel services in the U.S., today announced it has completed the acquisition of two corporate travel agencies:
Arrington Travel Center, Inc., based in Chicago and Atlas Travel Services, Ltd., based in Houston. The two companies reported combined revenues in excess of $31 million from air sales of approximately $300 million during the most recent twelve month period. With the acquisitions, Navigant's pro forma fiscal 1998 revenues would have been approximately $190 million. The acquisitions were accounted for as purchases and terms of the all cash deals were not disclosed.

"Having successfully completed our initial public offering in June, it is exciting to resume our acquisition strategy," said Edward Adams, Chief Executive Officer of Navigant. "Our plan is to acquire and integrate profitable, well-managed regional travel companies. Judging from the interest we see in the marketplace and the number of suitable candidates, we believe we can meet our internal acquisition goals."

Arrington Travel Center, founded in 1969, is one of the top 20 companies in corporate travel management based on air sales. Additionally, the agency's international growth plan produced a strategic partnership with England's Hillgate Travel with $100 million in air sales. Navigant hopes to build on this partnership in tandem with its existing operations in England and Scotland as part of its international expansion.

Atlas Travel started business in Houston in 1958, and boasts a large regional and international corporate customer base. Known both for its travel management innovations and its extensive leisure sales program, Atlas is a recognized leader in the travel industry. Additionally, Atlas operates one of the country's largest 24 hour emergency services for travelers.

"Our long-term plan is to establish a strong presence in each of the 25 largest corporate travel markets in the U.S.," said Edward Adams, chief executive officer of Navigant. "The acquisition of Arrington Travel Center provides us with a strong entrance into Chicago and the Midwest, one of the largest travel markets in the country. With Arrington Travel Center, we now have operations in 17 of the 25 top business travel markets in the country. The addition of Atlas

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NAVIGANT INTERNATIONAL
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Travel, makes Navigant the largest travel agency in Southeast Texas.  Atlas will integrate extremely well with our existing Houston operation, SuperTravel, as both agencies have large leisure departments that specialize in cruise sales."

Adams added, "Arrington Travel Center and Atlas Travel have both experienced internal revenue growth over the last few years, despite the commission cuts implemented in September 1997. Their managements have been very successful in diversifying their respective customer bases to include domestic and multinational companies, which improves their commission structures. Additionally, they have moved a large portion of their customers to transaction fee-based managed contracts. Both of these agencies are focused on personalized service for their customers, and they add several well-recognized names to our customer base."

Arrington Travel Center's Chairman, Chief Executive Officer, and Founder, Michael Arrington, said, "I am thrilled to become part of Navigant. Now with the resources of a multi-billion dollar travel company behind us, we have the ability to benefit from additional technological resources and more negotiating leverage. Navigant's strong operational focus and expertise in managing fee-based corporate travel provide competitive advantages that we feel will help us better serve our customers and grow. This unique combination of a worldwide organization with a local presence gives us the competitive edge in a most competitive market."

Atlas' President, Ariel Leibovitz , said, "During these changing times in the travel industry, I can't think of a better company than Navigant to help us ensure that our accounts continue to receive the best in service, new products and automation enhancements. We share many of the same core competencies with Navigant and joining efforts will allow us to provide more services at more competitive prices to our customers. Additionally, our large 24-hour service department which handles approximately 35,000 calls a month can be a valuable asset as Navigant continues its efforts to improve operating efficiencies."

Navigant is one of the five largest providers of corporate travel management services in the United States based on airline ticket sales. The Company currently has 399 regional travel offices and on-site customer travel operations, including offices in 17 of the 25 largest U.S. business travel markets. The Company's shares are traded on the NASDAQ National Market System under the symbol "FLYR."

This news release contains forward-looking statements, including statements about the Company's growth strategies, the integration of prior or potential future acquisitions, the timing of new acquisitions, the impact of competition, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors detailed from time to time in the Company's SEC reports, including the reports on Form 10-K.

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